Exhibit 99.1

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share data)
(Unaudited)
	As Reported	Proforma		Proforma
	June 30, 2021	Transactions		June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$5,445	3,425	(1)	$8,870
Accounts receivable, net of allowances of $233 & $236	5,448			5,448
Inventories	449			449
Investment in sales-type lease, current	148			148
Capitalized commissions, current	300			300
Prepaid expenses and other current assets	930			930
Total current assets	12,720			16,145
Property and equipment:
Leasehold improvements	1,113			1,113
Computer equipment	8,377			8,377
Furniture and fixtures	1,549			1,549
Total property and equipment	11,039			11,039
Less accumulated depreciation and amortization	8,066			8,066
Property and equipment, net	2,973			2,973
Other assets:
Investment in sales-type lease, long-term	189			189
Capitalized commissions, long-term	69			69
Right-of-use assets under operating leases	2,853			2,853
Other long-term assets	769			769
Total assets	$19,573			$22,998
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$724			$724
Accrued liabilities	2,387			2,387
Current portion of unearned revenue	7,947			7,947
Current portion of finance lease obligations	83			83
Current portion of operating lease obligations	1,150			1,150
Current portion of notes payable and warrant debt, net of discounts	-			-
Total current liabilities	12,291			12,291
Long-term portion of unearned revenue	1,850			1,850
Long-term portion of finance lease obligations	26			26
Long-term portion of operating lease obligations	1,721			1,721
Long-term portion of notes payable and warrant debt, net of discounts	552			552
Derivative liability, at fair value	63			63
Other liabilities	31			31
Total liabilities	16,534			16,534
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—			—
9% Preferred stock, Series A, voting, cumulative, convertible, $.01 par value (liquidation preference of $1,000 per share), authorized 4,500 shares; zero shares issued and outstanding, at amounts paid in	—			—
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—			—
Common stock, $.01 par value, authorized 10,000,000 shares; 8,063,713 and 7,965,325 shares issued, respectively and 8,050,997 and 7,952,609 shares outstanding, respectively	81	9	(1)	90
Additional paid-in capital	209,693	3,416	(1)	213,109
Accumulated deficit	(205,984)			(205,984)
Accumulated other comprehensive loss	(582)			(582)
Treasury stock, at cost, 12,716 shares	(169)			(169)
Total stockholders’ equity (deficit)	3,039			6,464
Total liabilities and stockholders’ equity (deficit)	$19,573			$22,998

(1) Represents $3,500,000 issuance of common stock at $3.70 per share, less expenses of $75,000, completed July 27, 2021